Exhibit 15.1

21 April, 2011

Matter No.875563

Doc Ref: FW/aw/#360392

ChinaCache International Holdings Ltd.

6/F., Block A, Galaxy Plaza

No.10 Jiuxianqiao Road Middle

Chaoyang District

Beijing, 100015

People’s Republic of China

Dear Sirs,

Re: ChinaCache International Holdings Ltd.

We consent to the reference to our firm under the headings “Item 10.E - Additional Information - Taxation” in ChinaCache International Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2010 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April, 2011.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman